                                 SCHEDULE 14A
                                (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934, AS AMENDED.

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

 [ ]  Preliminary proxy statement

 [X] Definitive proxy statement

 [ ] Definitive additional materials

 [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            GLOBECOMM SYSTEMS INC.
-----------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

-----------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

 [X]    No fee required.

 [ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.
        (1) Title of each class of securities to which transaction applies:

-----------------------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

-----------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

-----------------------------------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

-----------------------------------------------------------------------------

        (5) Total fee paid:

-----------------------------------------------------------------------------

 [ ]    Fee paid previously with preliminary materials:

-----------------------------------------------------------------------------

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount Previously Paid:

-----------------------------------------------------------------------------

        (2) Form, Schedule or Registration Statement No.:

-----------------------------------------------------------------------------

        (3) Filing Party:

-----------------------------------------------------------------------------

        (4) Date Filed:

-----------------------------------------------------------------------------

                            GLOBECOMM SYSTEMS INC.
                                45 Oser Avenue
                          Hauppauge, New York 11788

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              NOVEMBER 13, 1997

   The Annual Meeting of Stockholders (the "Annual Meeting") of Globecomm Systems Inc. (the "Company") will be held at the offices of the Company, 45 Oser Avenue, Hauppauge, New York 11788 on November 13, 1997, at 9:30 a.m. (eastern standard time) for the following purposes:

   (1) To elect ten directors to serve until the next Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

   (2) To ratify the selection of Ernst & Young LLP, as independent auditors of the Company for fiscal year ending June 30, 1998; and

   (3) To transact such other business as may properly come before the Annual Meeting.

   Only stockholders of record at the close of business on September 25, 1997 will be entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the corporate headquarters at the address above.

   Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                               By Order of the Board of
                                               Directors

                                           /s/ Thomas A. DiCicco

                                               Thomas A. DiCicco
                                               Secretary

October 13, 1997

                 IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                      BE COMPLETED AND RETURNED PROMPTLY

                            GLOBECOMM SYSTEMS INC.
                               PROXY STATEMENT
                               October 13, 1997

   This Proxy Statement is furnished to stockholders of record of Globecomm Systems Inc. (the "Company") as of September 25, 1997 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or "Board") for use at the Annual Meeting of Stockholders to be held on November 13, 1997 (the "Annual Meeting").

   Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted (i) "FOR" the election of the named nominees and (ii) "FOR" the ratification of Ernst & Young LLP, independent public auditors, as auditors of the Company for the fiscal year ending June 30, 1998, and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

   The Annual Report of the Company (which does not form a part of the proxy solicitation material), with the financial statements of the Company for the fiscal year ended June 30, 1997, is being distributed concurrently herewith to stockholders.

   The mailing address of the principal executive offices of the Company is 45 Oser Avenue, Hauppauge, New York 11788. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of the Company on or about October 13, 1997.

                              VOTING SECURITIES

   The Company has only one class of voting securities outstanding, its common stock, par value $.001 per share (the "Common Stock"). At the Annual Meeting, each stockholder of record at the close of business on September 25, 1997 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On September 25, 1997, 9,062,179 shares of Common Stock were outstanding. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the principal executive offices of the Company at the address specified above.

                                  PROPOSAL 1
                            ELECTION OF DIRECTORS

   Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the ten nominees named below as directors of the Company to serve until the next Annual Meeting or until their successors are duly elected and have qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors currently has nine members, all of whom are nominees for re-election. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.

STOCKHOLDER APPROVAL

   The affirmative vote of a plurality of the Company's outstanding Common Stock represented and voting at the Annual Meeting is required to elect the directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THESE NOMINEES.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS

   The Board of Directors currently has nine members. The following information with respect to the principal occupation or employment, other affiliations and business experience of each of the ten nominees has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

   David E. Hershberg, 60, founded the Company in 1994 and has served as Chief Executive Officer and Chairman of the Board of Directors since its inception. From 1976 to 1994, Mr. Hershberg was the President of Satellite Transmission Systems, Inc. ("STS"), a provider of satellite ground segment systems and networks, which he founded and which became a subsidiary of California Microwave, Inc. ("CMI"). From 1990 to 1994, Mr. Hershberg also served as Group President of the Satellite Communications Group of CMI, where he also had responsibility for EFData, Inc., a manufacturer of satellite communications modems and for Viasat Technology Corp. ("Viasat"), a manufacturer of communications systems which specialized in portable and mobile satellite communications equipment. Mr. Hershberg headed the Space Communications division of ITT Corporation from 1968 to 1972, and the Systems Division of Comtech Systems, Inc. ("Comtech") from 1972 to 1976. Mr. Hershberg is a Director of Primus Telecommunications Group, Incorporated ("Primus"), a telecommunications company providing long distance services. He holds a B.S.E.E. from Rensselaer Polytechnic Institute, an M.S.E.E. from Columbia University and an M.S. in Management Science from Stevens Institute of Technology.

   Kenneth A. Miller, 52, has served as President and a Director since joining the Company in November 1994. From 1978 to 1994, he held various positions with STS, and succeeded Mr. Hershberg as President of that company in 1994. During his tenure at STS, Mr. Miller developed and implemented satellite communications systems and networks for customers in the United States and overseas. Prior to his employment at STS, Mr. Miller was Manager of Satellite Systems at Comtech and a Satellite Communications Staff Officer with the United States Army. Mr. Miller holds an M.B.A. from Hofstra University and a B.S.E.E. from the University of Michigan.

   Thomas A. DiCicco, 47, has served as Vice President--Government Systems, Corporate Secretary and a Director since joining the Company in October 1994. From 1988 to 1994, he was employed by STS, most recently as Senior Director. He was Vice President of Engineering at Comtech from 1979 to 1988 and was employed by the AIL Division of Cutler Hammer from 1970 to 1979. Mr. DiCicco holds a B.S.E.E. from Hofstra University and an A.S. in Engineering Science from SUNY at Farmingdale.

   Donald G. Woodring, 50, has served as Vice President--Network and Systems Analysis and a Director since joining the Company in October 1994. From 1982 to 1994, he was Assistant Vice President for System Analysis at STS. From 1980 to 1982, he was employed by the SHAPE Technical Center and from 1972 to 1980 was employed by the U.S. Department of Defense. Mr. Woodring holds a B.S. from Penn State University and an M.S.E.E. from Catholic University.

   Stephen C. Yablonski, 50, has served as Vice President--Commercial Systems and a Director since joining the Company in April 1995. From 1988 to 1995, he was employed by STS, most recently as Vice President and General Manager of the Commercial Systems and Networks Division. Prior to that he was Vice President of Engineering at Argo Communications, a telecommunications services provider. Mr. Yablonski holds a B.S.E.E. from Brown University and an M.S.E.E. from the University of Pennsylvania.

   Herman Fialkov, 75, has served as a Director of the Company since January 1995. In 1968, Mr. Fialkov started the venture capital firm of Geiger & Fialkov and has been involved in venture investments since that time. He has been a General Partner of PolyVentures Associates I, L.P., a high technology venture capital fund since 1987. From 1972 to 1983, he was President and later Chairman of Standard Microsystems Corporation, a manufacturer and provider of large-scale integrated circuits and local area network products. He also is a Director of Primus and a Trustee of Polytechnic University. Mr. Fialkov holds a B.Ad.E. from New York University.

   Shelley A. Harrison, 54, has been a Director of the Company since July 1995. Since 1987, Dr. Harrison has been a Managing General Partner of PolyVentures Associates II, L.P. ("PolyVentures"). He currently serves as Chairman and Chief Executive Officer of Spacehab, Inc., which develops, owns and operates habitable modules that provide space-based laboratory research facilities and logistics aboard the United States space shuttle fleet. In 1973, Dr. Harrison co-founded Symbol Technologies Inc., a leading provider of bar code laser scanners and portable terminals, where he served as Chairman and Chief Executive Officer until 1982. As President of Harrison Enterprise, from 1982 to 1986, he managed venture financing and technology start-ups. Dr. Harrison also is a Director of NetManage, Inc., a software company specializing in personal information management and Internet applications, and several privately held high technology portfolio companies in the information, software, and telecommunications industries. He is Chairman of the Board of Trustees of the New York State Center for Advanced Technology in Telecommunications and a Trustee of Polytechnic University. He holds a B.S.E.E. from New York University and an M.S. and a Ph.D. in Electrophysics from Polytechnic University.

   Benjamin Duhov, 69, has been a Director of the Company since January 1996. He is a Consultant and the President of Stamford Consulting Group which provides consulting services to the aerospace industry. He worked for Thomson-CSF S.A. from June 1975 to October 1993, and for CBS Laboratories, which was devoted to technical developments in the television and defense industries, from 1972 to 1975. Mr. Duhov holds a B.S.E.E. from Washington University.

   C. J. Waylan, 56, has been a Director of the Company since January 1997. He currently serves as President, Chief Executive Officer and Director at Constellation Communications, Inc., a satellite communications provider of voice, data, positioning and other services to mobile and fixed-site users. From May 1996 to September 1997, Dr. Waylan served as Executive Vice President of NextWave Telecom Inc. ("NextWave"), a provider of wireless personal telecommunications services. Prior to joining NextWave, Dr. Waylan worked for GTE Corporation from February 1981 to April 1996, where he served as Executive Vice President for GTE Mobilnet and President of GTE Spacenet Corporation. Dr. Waylan also is a Director of Stanford Telecommunications, Inc., a communications technology company. Dr. Waylan holds a B.S. from the University of Kansas and an M.S.E.E. and a Ph.D. from the Naval Postgraduate School.

   A. Robert Towbin, 62, is a nominee for Director of the Company and has been a Managing Director of Unterberg Harris, an investment banking firm, since September 1995. From January 1994 to August 1995 he was the President and Chief Executive Officer of the Russian-American Enterprise Fund, a U.S. Government owned investment fund. From 1987 to 1994, he was employed as a Managing Director of Lehman Brothers. From 1977 to 1986, Mr. Towbin held various executive positions with L.F. Rothschild, Unterberg, Towbin, an investment banking firm. He also is a Director of Bradley Real Estate, Inc., Columbus New Millenium Fund (London), Globalstar Telecommunications Ltd., Gerber Scientific, Inc., K&F Industries Inc. and Lancit Media Entertainment Ltd. Mr. Towbin holds a B.A. from Dartmouth College.

COMMITTEES OF THE BOARD

   The Audit Committee of the Board of Directors consists of Mr. Fialkov and Dr. Waylan and reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company.

   The Compensation Committee of the Board of Directors consists of Mr. Fialkov and Dr. Waylan and determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

   During fiscal 1997, the Board of Directors held 9 meetings and acted 3 times by unanimous written consent. There were no meetings of the Audit Committee nor the Compensation Committee during fiscal

1997. All directors attended 75% or more of the meetings of the Board of Directors except for C.J. Waylan who attended 2 of the 3 meetings of the Board of Directors held since he was nominated to the Board of Directors.

COMPLIANCE WITH REPORTING REQUIREMENTS

   No director, officer, beneficial owner of more than 10 percent of any class of equity securities of the Company, nor any other person, was subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Company during fiscal year 1997.

COMPENSATION OF DIRECTORS

   Each of Mr. Fialkov and Dr. Waylan receives a director's fee of $500 per month. Other directors do not receive any cash compensation for their service as members of the Board of Directors, although they are reimbursed for certain expenses incurred in connection with attendance at Board and Committee meetings.

   Stock Option Grant. Under the Automatic Option Grant component of the Company's 1997 Stock Incentive Plan (the "1997 Plan"), each individual who first becomes a non-employee Board member on or after August 7, 1997 will receive a 15,000 share option grant on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company and provided he is not serving as a member of the Board pursuant to contractual rights granted to certain groups of stockholders in connection with their purchase of stock in the Company. In the event Mr. Towbin is elected to the Board at the Annual Meeting, he will receive a 15,000 share option grant on the date of such Annual Meeting.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION
                              EXECUTIVE OFFICERS

   The executive officers of the Company as of July 1, 1997 were the following:

 NAME                   AGE  POSITION
---------------------  ----- -----------------------------------------------
David E. Hershberg  ..   60  Chief Executive Officer and Chairman of the
                             Board of Directors
Kenneth A. Miller  ...   52  President and Director
Thomas A. DiCicco  ...   47  Vice President--Government Systems, Corporate
                             Secretary and Director
Donald G. Woodring  ..   50  Vice President--Network and Systems Analysis
                             and Director
Stephen C. Yablonski     50  Vice President--Commercial Systems and Director
Ray Stuart ...........   59  Vice President--International Marketing
Paul J. Johnson ......   41  Vice President--Contracts
Andrew C. Melfi ......   44  Chief Financial Officer
Gerald A. Gutman  ....   55  Vice President and General Manager--Globecomm
                             Systems Mobile Products Division and President--
                             NetSat Express
Gary C. Gomes ........   52  Executive Vice President--NetSat Express

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

   Ray Stuart has served as Vice President--International Marketing since joining the Company in July 1995. From 1989 to 1995, he was employed by Comsat RSI, a satellite communications equipment supplier, most recently as Vice President of Business Development. Mr. Stuart holds a B.S.E.E. from Mississippi State University.

   Paul J. Johnson has served as Vice President--Contracts since joining the Company in October 1996. From 1991 to 1996, he was Director of Contracts for STS. He holds a B.B.A. from St. Bonaventure University.

   Andrew C. Melfi has served as Chief Financial Officer since joining the Company in January 1996. From 1982 to 1995 he was the Controller of STS. From 1980 to 1982, he was the Assistant Controller of Dorne and Margolin, Inc., a designer and manufacturer of antennas. Mr. Melfi holds an M.B.A. and a B.B.A. in accounting from Dowling College.

   Gerald A. Gutman has served as Vice President and General Manager--Globecomm Systems Mobile Products Division since September 1997 and President of NetSat Express, Inc. ("NetSat Express"), the majority-owned subsidiary of the Company, since July 1996. From February 1996 to June 1996, he served as a consultant to the Company. In 1987, he founded Viasat, where he served as Chief Executive Officer from 1987 to 1995. From 1977 to 1987, Mr. Gutman served as President and Chief Executive Officer of Nav-Com Incorporated, a satellite communications company providing communications services to the maritime industry. Mr. Gutman has served as Chairman of the COMSAT Manufacturer's Advisory Committee to Inmarsat, Vice Chairman of the Mobile Satellite User's Association and as President of the National Marine Electronics Association. He holds a B.B.A. in Marketing from Hofstra University.

   Gary C. Gomes has served as Executive Vice President of NetSat Express since January 1997 and he served as Vice President of the Company from September 1995 to December 1996. From October 1994 to September 1995, Mr. Gomes served as a consultant to the Company. Prior to that, he was Senior Vice President of Marketing at STS, where he was employed from March 1983 to September 1995. From 1971 to 1981, he was employed by Fairchild Industries, Inc., a provider of services to the aerospace industry. Mr. Gomes holds a B.A. in Mathematics and Economics from California Western University, an M.S.I.A. from Carnegie Mellon's Graduate School of Industrial Administration and a J.D. from the Law School of the University of Pennsylvania.

                        SUMMARY COMPENSATION TABLE(1)

   The following table sets forth information concerning the compensation paid by the Company for services rendered during the fiscal year ended June 30, 1997 to: (i) the Company's Chief Executive Officer and (ii) all of the other executive officers whose base salary during fiscal 1997 was at least $100,000 (together, the "Named Executive Officers").



                                                                 LONG-TERM
                                                                COMPENSATION
                                                   ANNUAL       ------------
                                                COMPENSATION     SECURITIES
                                                ------------     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                        SALARY          OPTION       COMPENSATION(2)
---------------------------                        ------          ------       ---------------
David E. Hershberg,
Chairman and Chief Executive Officer ........    $165,000             --          $6,000
Kenneth A. Miller,
President....................................     160,000         85,500           6,000
Stephen C. Yablonski,
Vice President--Commercial Systems...........     120,000        149,340              --
Ray Stuart,
Vice President--International Marketing .....     126,000         69,469           5,040
Thomas A. DiCicco,
Vice President--Government Systems...........     100,000         71,250           4,000
Donald G. Woodring,
Vice President--Network and Systems
Analysis.....................................     100,000         71,250           4,000
Gerald A. Gutman,
Vice President and General
Manager--Globecomm Systems Mobile Products
Division
President--NetSat Express ...................     100,000        114,000           2,769

------------

(1) Other compensation in the form of perquisites and other personal benefits has been omitted as the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus of the Named Executive Officer for such year. The Company did not award a bonus to any of its executive officers during fiscal 1997.

(2)    Includes annual registrant contributions to the Company's 401(k) plan.

                     OPTION GRANTS IN LAST FISCAL YEAR(1)

   The following table sets forth certain information regarding the option grants made pursuant to the 1997 Plan during fiscal 1997 to each of the Named Executive Officers. The Company has never granted any stock appreciation rights.

                                                                               POTENTIAL REALIZABLE
                                                                                      VALUE
                                                                                AT ASSUMED ANNUAL
                                                                                      RATES
                         NUMBER OF                                                OF STOCK PRICE
                        SECURITIES                                               APPRECIATION FOR
                        UNDERLYING    PERCENTAGE OF                               OPTION TERM(3)
                          OPTIONS     TOTAL OPTIONS   EXERCISE    EXPIRATION   --------------------
NAME                      GRANTED      GRANTED(2)       PRICE        DATE         5%         10%
----                    ----------    -------------   --------    ----------   --------  ----------
David E. Hershberg  ..         --           --             --            --          --          --
Kenneth A. Miller  ...     17,100          2.3%         $8.07      11/21/06    $ 86,786  $  219,932
Stephen C. Yablonski        8,550          1.2           8.07      11/21/06      43,393     109,966
Ray Stuart ...........     14,250          1.9           8.07      11/21/06      72,321     183,276
Thomas A. DiCicco  ...     14,250          1.9           8.07      11/21/06      72,321     183,276
Donald G. Woodring  ..     14,250          1.9           8.07      11/21/06      72,321     183,276
Gerald A. Gutman  ....    114,000         15.5           8.07      11/21/06     578,573   1,466,211

------------
(1) All option grants to employees of the Company vest in four equal annual installments commencing one year after the date of the option grant.

(2) Based on an aggregate of 733,448 options granted to employees in fiscal 1997, including options granted to the Named Executive Officers.

(3) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate of the future market price of the Common Stock.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES

   No options were exercised by the Named Executive Officers in 1997. The following table sets forth, for each of the Named Executive Officers, certain information concerning the value of unexercised options at the end of fiscal 1997.

                           NUMBER OF UNEXERCISED        NET VALUES OF UNEXERCISED
                                  OPTIONS                IN-THE-MONEY OPTIONS(1)
                        ---------------------------   ---------------------------
NAME                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
---------------------   -----------   -------------   -----------    -------------
David E. Hershberg  ..         --              --              --             --
Kenneth A. Miller  ...     17,100          68,400        $ 90,972       $305,919
Stephen C. Yablonski       64,696          84,644         344,183        421,056
Ray Stuart ...........     13,805          55,664          73,448        247,820
Thomas A. DiCicco  ...     14,250          57,000          75,810        254,933
Donald G. Woodring  ..     14,250          57,000          75,810        254,933
Gerald A. Gutman......         --         114,000              --        220,020

------------
(1) Based on the fair value of the Company's Common Stock at the end of fiscal year 1997 valued at $10.00 per share less the exercise price payable for such shares.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

   In January 1997, the Company entered into three-year employment agreements with each of Messrs. Hershberg and Miller (the "Executive Agreements"). Messrs. Hershberg and Miller are required to devote their full-time efforts to the Company as Chairman of the Board and Chief Executive Officer, and as President, respectively. The Company is required to compensate Messrs. Hershberg and Miller at annual rates of $165,000 and $160,000, respectively (which amounts are reviewed annually by the Board of Directors and are subject to increase at their discretion). Messrs. Hershberg and Miller are entitled to all employee benefits generally made available to executive officers. If the Company terminates the Executive Agreements other than for disability or cause, the Company will have the following obligations: (i) if the termination is after the end of the initial three-year term, the Company must pay the terminated executive one-twelfth of his then applicable base salary as severance pay and (ii) if the termination is before the end of the initial three-year term, the Company must pay to the terminated executive, as they become due, all amounts otherwise payable if he had remained employed by the Company until the end of the third year of the Executive Agreements. If their employment is terminated other than for cause following a change of control of the Company, each of Messrs. Hershberg and Miller will be entitled to receive: (i) a cash payment equal to three times his respective annual base salary plus fringe benefits and bonus, (ii) a cash payment equal to three times the Company's 401(k) contribution for such executive and (iii) medical benefits for one year for the executive and his dependents. In addition, all stock options will become immediately exercisable upon a change of control. The definition of "change in control" in the Executive Agreements is the same as in the 1997 Plan.

   The Compensation Committee as Plan Administrator of the 1997 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by any executive officer or the shares of Common Stock subject to direct issuances held by any such individual, in connection with certain changes in control of the Company or the subsequent termination of the executive officer's employment following the change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Company's Compensation Committee consists of Mr. Fialkov and Dr. Waylan. From September 19, 1996 to February 25, 1997, the Compensation Committee consisted of Messrs. Hershberg and Fialkov and Dr. Harrison. From February 21, 1995 to September 18, 1996, the Compensation Committee consisted of Mr. Fialkov and Andrew B. Krieger (who is no longer a Director of the Company). Prior to that time, decisions concerning the compensation of executive officers were made by the entire Board of Directors. Certain members of the Company's Board of Directors are parties to transactions with the Company.

                        COMPENSATION COMMITTEE REPORT

   The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and administering certain other compensation programs for such individuals, subject in each instance to review by the full Board of Directors. The Compensation Committee also is responsible for the administration of the 1997 Plan under which grants may be made to executive officers. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in 1997.

   GENERAL COMPENSATION POLICY. The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon his own level of performance. Accordingly, the compensation package for each executive officer is comprised of two elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

   FACTORS. The principal factors which the Compensation Committee considered in ratifying the components of each executive officer's compensation package for 1997 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in setting executive compensation for future years.

     o BASE SALARY. The base salary for each executive officer is determined on the basis of the following factors: experience; personal performance; the salary levels in effect for comparable positions within and outside the industry; and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

     o BONUS. While it is the general policy of the Company not to award performance-based cash bonuses, from time to time, the Committee may authorize cash bonuses if such bonuses are deemed to be in the best interest of the Company. The circumstances for such awards may vary but may include bonus payments pursuant to the terms of negotiated employment arrangements.

     o LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

   The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. There were 240,825 stock options granted to executive officers in fiscal 1997.

   CEO COMPENSATION. In setting the compensation payable to the Company's Chief Executive Officer, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent, and (ii) make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation. In fiscal 1997, Mr. Hershberg did not receive any long-term stock-based incentive awards.

   The base salary established for Mr. Hershberg on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year. Accordingly, this element of compensation was not affected to any significant degree by Company performance factors.

   COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporations's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers for the 1996 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal 1997 will exceed that limit. The 1997 Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

THE COMPENSATION COMMITTEE

MR. HERMAN FIALKOV
DR. C.J. WAYLAN

                          INDEPENDENT PUBLIC AUDITORS

   Upon the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young LLP, independent auditors of the Company since November 27, 1996, as auditors of the Company to serve for the year ending June 30, 1998, subject to the ratification of such appointment by the stockholders at the Annual Meeting. A representative of Ernst & Young LLP will attend the Annual Meeting of Stockholders with the opportunity to make a statement if he or she so desires and will also be available to answer inquiries.

STOCKHOLDER APPROVAL

   The affirmative vote of a plurality of the Company's outstanding Common Stock represented and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the year ending June 30, 1998.

RECOMMENDATION OF THE BOARD OF DIRECTORS

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP.

   On November 27, 1996, the Company dismissed Price Waterhouse LLP as its independent auditors. The reports of Price Waterhouse LLP on the Company's financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the year ended June 30, 1996 and for the period from August 17, 1994 (inception) through June 30, 1995, and through November 27, 1996, there have been no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse LLP would have caused them to make reference thereto in their report on the financial statements for such years. The decision to change firms was approved by the Company's Board of Directors. The Company has furnished Price Waterhouse LLP with a copy of the above statements and given Price Waterhouse LLP the opportunity to provide a brief statement, to be included herein, setting forth its views as to whether the above statements are incorrect or incomplete. Price Waterhouse LLP has agreed that the above statements are correct and complete and therefore has not provided the Company with any statement to be provided herein.

   The Company engaged Ernst & Young LLP as its new independent auditors as of November 27, 1996.

   During the two most recent fiscal years and through November 27, 1996, the Company did not consult with Ernst & Young LLP in items which (i) were or should have been subject to Statement on Auditing Standards No. 50 or (ii) concerned the subject matter of a disagreement or reportable event with Price Waterhouse LLP.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of September 25, 1997, certain information with respect to the beneficial ownership of shares of Common Stock of: (i) all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, (ii) each director, nominee for director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.

                                                                     NUMBER OF SHARES OF
                                                                         COMMON STOCK      PERCENTAGE
                                                                         BENEFICIALLY       OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                    OWNED(2)        OUTSTANDING
-------------------------------------------------------------------  ------------------- -------------
David E. Hershberg..................................................      1,282,500(3)        14.2%
Kenneth A. Miller...................................................        277,875(4)         3.1%
Stephen C. Yablonski................................................         68,259(5)          *
Ray Stuart..........................................................         27,611(6)          *
Thomas A. DiCicco...................................................        146,063(7)         1.6%
Donald G. Woodring..................................................        144,641(8)         1.6%
Gerald A. Gutman....................................................         28,500(9)          *
Herman Fialkov......................................................         28,500(10)         *
Shelley A. Harrison.................................................        361,443(11)        4.0%
Benjamin Duhov......................................................          5,700             *
C.J. Waylan.........................................................             --             --
A. Robert Towbin....................................................          7,590(12)         *
All current directors and executive officers as a group (14
 persons)...........................................................      2,424,687(13)       26.1%

------------
*      Represents less than 1%.
(1) Except as otherwise indicated, (i) the stockholders named in the table have sole voting and investment power with respect to all shares beneficially owned by them and (ii) the address of all stockholders listed in the table is: c/o GSI, 45 Oser Avenue, Hauppauge, New York 11788.
(2) The number of shares of Common Stock outstanding as of September 25, 1997 is 9,062,179. Amounts shown for each stockholder include (i) all shares of Common Stock owned by each stockholder and (ii) shares of Common Stock underlying options, warrants and rights of first refusal exercisable within 60 days of September 25, 1997.
(3) Includes 342,000 shares of Common Stock held by certain members of Mr. Hershberg's family, for which such shares Mr. Hershberg has power of attorney to dispose of and invest and 171,000 shares of Common Stock held by Deerhill Associates, a family partnership of which Mr. Hershberg is General Managing Partner. Mr. Hershberg disclaims beneficial ownership of the shares held by his family members and those held by Deerhill Associates except to the extent of his proportionate pecuniary interest therein.
(4) Includes 54,150 shares of Common Stock held by certain members of Mr. Miller's family of which Mr. Miller disclaims beneficial ownership and 21,375 shares of Common Stock issuable upon exercise of stock options.
(5) Consists of 1,425 shares of Common Stock held by Mr. Yablonski's wife and 66,834 shares of Common Stock issuable upon exercise of stock options.
(6) Consists of 27,611 shares of Common Stock issuable upon exercise of stock options.
(7) Includes 17,813 shares of Common Stock issuable upon exercise of stock options.
(8) Includes 19,950 shares of Common Stock held by certain members of Mr. Woodring's family of which Mr. Woodring disclaims beneficial ownership and 17,813 shares of Common Stock issuable upon exercise of stock options.
(9) Consists of 28,500 shares of Common Stock issuable upon exercise of stock options.
(10) Consists of 28,500 shares of Common Stock issuable upon exercise of stock options.

(11) Consists of 332,943 shares of Common Stock held by PolyVentures of which Dr. Harrison is the Managing General Partner, and 28,500 shares of Common Stock issuable upon exercise of stock options. Dr. Harrison disclaims beneficial ownership of the shares held by PolyVentures except to the extent of his proportionate pecuniary interest therein.
(12) Includes 1,000 shares held in trust by Mr. Towbin for a member of his family, of which Mr. Towbin disclaims beneficial ownership.
(13)    See Notes (3) through (11) above.

                             CERTAIN TRANSACTIONS

   In October 1994, the Company's Chief Executive Officer lent the Company $315,000, evidenced by a note bearing interest at 6% per annum. The principal plus accrued interest in the aggregate amount of $354,423 was repaid in January 1997.

   In December 1995, the Company lent Donald Woodring, an executive officer of the Company, $150,000 to cover relocation expenses, repayable June 30, 1997 with an annual interest rate of 5% per annum. Mr. Woodring paid all interest on the loan as it came due. Mr. Woodring repaid the principal plus any accrued interest in the aggregate amount of $153,437 on June 13, 1997.

   In June 1995, the Company issued an aggregate of 1,218,982 shares of Common Stock to various investors at a purchase price of $4.68 per share, including 106,901 shares to PolyVentures, a venture capital firm affiliated with Shelley A. Harrison, a Director of the Company. In connection with the June 1995 offering, the Company sold to PolyVentures for a purchase price of $3,751 a five-year warrant to purchase an additional 106,901 shares of the Company's Common Stock at an exercise price of $5.26 per share. In January 1997, PolyVentures exercised its warrant and the Company issued to PolyVentures 106,901 shares of its Common Stock.

   In December 1996, the Company issued an aggregate of 432,142 shares of Class B Convertible Preferred Stock (the "Class B Stock") at an aggregate purchase price of $12.1 million to 77 investors, which converted automatically upon the closing of the Company's initial public offering into an aggregate of 1,231,605 shares of Common Stock.

   On July 1, 1996, the Company hired Donald Gutman, the brother of an executive officer of the Company, as the Company's Director of Engineering at an annual salary of $80,000 plus a standard benefit package.

   In October 1996, PolyVentures purchased 18,939 shares of NetSat Express Class A Preferred Stock which, in April 1997, the Company converted to 30,082 shares of the Company's Common Stock.

   From July 1, 1996 through September 25, 1997 the Company granted executive officers and directors of the Company and employees, some of whom are immediate family members of the Company's executive officers, a total of 340,445 stock options for the purchase of the Company's Common Stock with exercise prices ranging from $4.68 to $14.13 per share.

   In August 1997, the Company consummated its initial public offering. A. Robert Towbin, a nominee for Director of the Company, serves as a Managing Director of Unterberg Harris, which was a co-managing underwriter in the initial public offering.

                            STOCKHOLDER PROPOSALS

   In accordance with regulations issued by the Securities and Exchange Commission, stockholder proposals intended for presentation at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than June 15, 1998, if such proposals are to be considered for inclusion in the Company's Proxy Statement.

                                OTHER MATTERS

   Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

   Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.

                                          By Order of the Board of Directors

                                      /s/ Thomas A. DiCicco

                                          Thomas A. DiCicco
                                          Secretary

Hauppauge, New York
October 13, 1997

                            GLOBECOMM SYSTEMS INC.
        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- NOVEMBER 13, 1997
      (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

The undersigned stockholder of Globecomm Systems Inc. hereby appoints David
E. Hershberg and Kenneth A. Miller, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Globecomm Systems Inc. to be held at the offices of Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, New York 11788, on November 13, 1997, telephone number 516-231-9800, at 9:30 a.m. (eastern standard time), or any adjournment thereof.

    1. ELECTION OF DIRECTORS (for terms as described in the Proxy Statement):
       FOR ALL NOMINEES BELOW [ ]                   WITHHOLD AUTHORITY [ ]
       (EXCEPT AS MARKED TO THE CONTRARY)           TO VOTE FOR NOMINEES BELOW

       Thomas A. DiCicco, Benjamin Duhov, Herman Fialkov, Shelley A. Harrison, David E. Hershberg, Kenneth A. Miller, A. Robert Towbin, C.
       J. Waylan, Donald G. Woodring and Stephen C. Yablonski.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).

-----------------------------------------------------------------------------
    2. RATIFICATION OF ACCOUNTANTS:
                   FOR [ ]   AGAINST [ ]   ABSTAIN WITH RESPECT TO [ ]

proposal to ratify the selection of Ernst & Young LLP, as independent auditors of the Company as described in the Proxy Statement.

                        (PLEASE SIGN ON REVERSE SIDE)
                                                                        (Over)

    3. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NOMINATED BY MANAGEMENT
       AS DIRECTORS AND FOR PROPOSAL 2.

                                                   --------------------------
                                                   SIGNATURE OF STOCKHOLDER

                                                   --------------------------

                                                   DATED:

                                                   --------------------------
                                                   PLEASE DATE AND SIGN
                                                   EXACTLY AS YOUR NAME
                                                   APPEARS ON THE ENVELOPE IN
                                                   WHICH THIS MATERIAL WAS
                                                   MAILED. IF SHARES ARE HELD
                                                   JOINTLY, EACH STOCKHOLDER
                                                   SHOULD SIGN. EXECUTORS,
                                                   ADMINISTRATORS, TRUSTEES,
                                                   ETC. SHOULD USE FULL TITLE
                                                   AND, IF MORE THAN ONE, ALL
                                                   SHOULD SIGN. IF THE
                                                   STOCKHOLDER IS A
                                                   CORPORATION, PLEASE SIGN
                                                   FULL CORPORATE NAME BY AN
                                                   AUTHORIZED OFFICER.